Exhibit 99.1

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On August 31, 2015, W&T Offshore, Inc. (“W&T”), as seller, entered into a purchase and sale agreement (the “Purchase Agreement”) with Ajax Resources, LLC (“Ajax”), as buyer. Under the terms of the Purchase Agreement, W&T sold its interest in its Yellow Rose field in the Permian Basin, including approximately 25,800 net acres in Andrews, Martin, Gaines and Dawson counties, Texas, to Ajax for $376,100,000, subject to certain customary purchase price adjustments, including the assumption by Ajax of certain liabilities (the “Disposition”). The Disposition was completed on October 15, 2015, with an effective date of January 1, 2015. W&T was also assigned a non-expense bearing overriding royalty interest (“ORRI”) in production from the working interests assigned to Ajax which percentage varies on a sliding scale from one percent for each month that the prompt month New York Mercantile Exchange (“NYMEX”) trading price for light sweet crude oil is at or below $70 per barrel to a maximum of four percent for each month that such NYMEX trading price is greater than $90 per barrel.

The following unaudited pro forma condensed combined financial information is derived from the historical financial statements of W&T and its consolidated subsidiaries and reflects the impact of the Disposition. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2015 has been prepared assuming Disposition was consummated on June 30, 2015. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2014 and for the six month period ended June 30, 2015 have been prepared assuming the Disposition was consummated on January 1, 2014.

These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the notes hereto and the consolidated financial statements and notes thereto included in the Annual Report on Form 10-K for the year ended December 31, 2014, as amended, and the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, each as filed by W&T.

The preparation of the unaudited pro forma financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the use of estimates that affect the reported amounts of revenues and expenses. Actual results may differ from those estimates. However, the pro forma adjustments reflected in the accompanying unaudited pro forma condensed consolidated financial statements reflect estimates, including estimates of post-closing adjustments, and assumptions that W&T’s management believes to be reasonable.

The unaudited pro forma financial information may not be indicative of the financial position or results of operations of W&T which would have actually occurred if the Disposition had occurred at the dates presented or which may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to normal oil and natural gas production declines, differences in prices received for oil or natural gas, future acquisitions or dispositions and other factors.

W&T OFFSHORE, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2015

	Historical	Adjustments		Pro Forma
	(In thousands)
Assets
Current Assets:
Cash and cash equivalents	$5,671	$374,744	(a)	$380,415
Receivables:
Oil and natural gas sales	51,957	—		51,957
Joint interest and other	32,608	—		32,608

Total receivables	84,565	—		84,565
Deferred income taxes	6,820	—		6,820
Prepaid expenses and other assets	27,290	—		27,290

Total current assets	124,346	374,744		499,090

Property and equipment – at cost:
Oil and natural gas properties and equipment	8,207,165	(381,477	)(b)	7,825,688
Furniture, fixtures and other	23,981	—		23,981

Total property and equipment	8,231,146	(381,477)		7,849,669
Less accumulated depreciation, depletion and amortization	6,306,119	—		6,306,119

Net property and equipment	1,925,027	(381,477)		1,543,550
Restricted deposits for asset retirement obligations	15,538	—		15,538
Other assets	20,066	—		20,066

Total assets	$2,084,977	$(6,733)		$2,078,244

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$135,165	$—		$135,165
Undistributed oil and natural gas proceeds	29,693	—		29,693
Asset retirement obligations	41,494	—		41,494
Accrued liabilities	13,120	—		13,120

Total current liabilities	219,472	—		219,472
Long-term debt, less current maturities	1,468,870	—		1,468,870
Asset retirement obligation, less current portion	348,573	(6,733	)(c)	341,840
Deferred income taxes	34,290	—		34,290
Other liabilities	14,560	—		14,560
Commitments and contingencies	—	—		—
Shareholders’ equity:
Preferred stock	—	—		—
Common stock	1	—		1
Additional paid-in capital	420,028	—		420,028
Retained earnings (deficit)	(396,650)	—		(396,650)
Treasury stock, at cost	(24,167)	—		(24,167)

Total shareholders’ equity (deficit)	(788)	—		(788)

Total liabilities and shareholders’ equity	$2,084,977	$(6,733)		$2,078,244

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

W&T OFFSHORE, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2015

	Historical	Adjustments		Pro Forma
	(In thousands, except per share data)
Revenues	$276,973	$(22,861	)(d)	$254,112

Operating costs and expenses:
Lease operating expenses	98,461	(13,095	)(d)	85,366
Production taxes	1,637	(996	)(d)	641
Gathering and transportation	9,617	(755	)(d)	8,862
Depreciation, depletion, amortization and accretion	228,809	(18,963	)(e)	209,846
Ceiling test write-down of oil and natural gas properties	513,162	(38,713	)(f)	474,449
General and administrative expenses	40,523	—		40,523
Derivative (gain) loss	1,078	—		1,078

Total costs and expenses	893,287	(72,522)		820,765

Operating income (loss)	(616,314)	49,661		(566,653)
Interest expense:
Incurred	49,062	(3,754	)(g)	45,308
Capitalized	(3,807)	1,461	(h)	(2,346)
Other (income) expense, net	1,683	—		1,683

Income (loss) before income tax expense (benefit)	(663,252)	51,954		(611,298)
Income tax expense (benefit)	(147,708)	—	(i)	(147,708)

Net income (loss)	$(515,544)	$51,954		$(463,590)

Basic and diluted earnings (loss) per common share	$(6.79)			$(6.11)
Weighted average common shares outstanding	75,884			75,884

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

W&T OFFSHORE, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2014

	Historical	Adjustments		Pro Forma
	(In thousands, except per share data)
Revenues	$948,708	$(92,986	)(d)	$855,722

Operating costs and expenses:
Lease operating expenses	264,751	(41,137	)(d)	223,614
Production taxes	7,932	(4,505	)(d)	3,427
Gathering and transportation	19,821	(488	)(d)	19,333
Depreciation, depletion, amortization and accretion	511,102	(33,135	)(e)	477,967
General and administrative expenses	86,999	—		86,999
Derivative (gain) loss	(3,965)	—		(3,965)

Total costs and expenses	886,640	(79,265)		807,375

Operating income	62,068	(13,721)		48,347
Interest expense:
Incurred	86,922	(6,464	)(g)	80,458
Capitalized	(8,526)	3,242	(h)	(5,284)
Other (income) expense, net	(208)	—		(208)

Income (loss) before income tax expense (benefit)	(16,120)	(10,499)		(26,619)
Income tax expense (benefit)	(4,459)	(3,675	)(i)	(8,134)

Net income (loss)	$(11,661)	$(6,824)		$(18,485)

Basic and diluted earnings (loss) per common share	$(0.16)			$(0.25)
Weighted average common shares outstanding	75,609			75,609

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

W&T OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

On August 31, 2015, W&T Offshore, Inc. (“W&T”), as seller, entered into a purchase and sale agreement (the “Purchase Agreement”) with Ajax Resources, LLC (“Ajax”), as buyer. Under the terms of the Purchase Agreement, W&T sold its interest in its Yellow Rose field in the Permian Basin, including approximately 25,800 net acres in Andrews, Martin, Gaines and Dawson counties, Texas, to Ajax for approximately $376,100,000, subject to certain customary purchase price adjustments, including the assumption by Ajax of certain liabilities (the “Disposition”). The Disposition was completed on October 15, 2015, with an effective date of January 1, 2015. W&T was also assigned a non-expense bearing overriding royalty interest (“ORRI”) in production from the working interests assigned to Ajax which percentage varies on a sliding scale from one percent for each month that the prompt month New York Mercantile Exchange (“NYMEX”) trading price for light sweet crude oil is at or below $70 per barrel to a maximum of four percent for each month that such NYMEX trading price is greater than $90 per barrel.

The unaudited pro forma condensed combined financial statements are derived from the historical financial statements of W&T and its consolidated subsidiaries and reflect the impact of the Disposition. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2015 gives effect to the Disposition as if it occurred on June 30, 2015. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2014 and for the six month period ended June 30, 2015 give effect to the Disposition as if it occurred on January 1, 2014.

The pro forma adjustments are based on information available to management at the time these unaudited pro forma condensed consolidated financial statements were prepared. W&T believes the estimates, including estimates of post-closing adjustments, and assumptions used are reasonable and the significant effects of the Disposition are properly reflected. However, the estimates and assumptions are subject to change as additional information becomes available.

The unaudited pro forma financial information is for informational purposes only and may not represent or be indicative of the financial position or results that would have actually occurred if the Disposition had occurred at the dates presented or which may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to normal oil and natural gas production declines, differences in prices received for oil or natural gas, future acquisitions or dispositions and other factors.

2. Pro Forma Adjustments

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(a)	Adjustment to reflect the estimated cash received after giving effect to purchase price adjustments relating to a January 1, 2015 effective date.

(b)	Adjustment to reflect the estimated net cash and asset retirement obligation assumed by Ajax. We have assumed that no gain or loss will be recorded for the transaction, and that the full cost pool will be reduced by the net proceeds of the sale.

(c)	Adjustment to reflect the asset retirement obligation assumed by Ajax.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

(d)	Adjustments to reflect revenues and operating expenses relating to the Disposition, partially offset by revenues assumed to be received relating to the ORRI retained by W&T.

(e)	Adjustments to compute depreciation, depletion, amortization and accretion under the full cost method, excluding items relating to the Disposition. The computation incorporates the net proceeds from the sale and the reduction in proved reserves, future development costs, capital expenditures and asset retirement obligations.

(f)	Adjustment to compute the pro forma ceiling test write-down as if the properties related to the Disposition were excluded from the computation. The adjustment is the difference between the pro forma computation and the historical amount, which is the estimated impact of the Disposition.

(g)	Adjustments to reflect the application of the net proceeds to repay outstanding borrowings under W&T’s revolving bank credit facility, resulting in a net reduction in interest expense. No assumed interest income was attributable to net proceeds in excess of amounts outstanding under W&T’s revolving bank credit facility.

(h)	Adjustments to compute amounts recorded for capitalized interest excluding properties related to the Disposition and to compute a revised blended interest rate used for capitalized interest assuming the repayment of outstanding borrowings under W&T’s revolving bank credit facility from the sale proceeds.

(i)	For the year ended December 31, 2014, the adjustment to income tax expense utilizes the statutory federal income tax rate of 35%. For the six months ended June 30, 2015, it was estimated that no change to income tax benefit would have occurred as the impact of the Disposition on deferred taxes would be substantially offset by changes in the valuation allowance.